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                                                                     EXHIBIT 8.1



                        [SHEARMAN & STERLING LETTERHEAD]



                                January 15, 1999



Hermes Europe Railtel B.V.
Terhulpsesteenweg 6A
1560 Hoeilaart, Belgium


Ladies and Gentlemen:

                  We have acted as special United States tax counsel for Hermes Europe Railtel B.V., a Netherlands company (the "Company"), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), of a registration statement on Form S-4 (the "Registration Statement"). Pursuant to the Registration Statement, up to U.S. $200,000,000 aggregate principal amount of the Company's outstanding 10 3/8% Senior Notes due 2009 and Euro 85,000,000 aggregate principal amount of the Company's outstanding 10 3/8% Senior Notes due 2006 (the "Outstanding Notes") are exchangeable for up to U.S. $200,000,000 aggregate principal amount of the Company's 10 3/8% Senior Notes due 2009 and up to Euro 85,000,000 aggregate principal amount of the Company's outstanding 10 3/8% Senior Notes due 2006 (the "Exchange Notes"; and the offer of the Company to exchange the Exchange Notes for the Outstanding Notes, the "Exchange Offer"), respectively. The Outstanding Notes were, and the Exchange Notes will be, issued pursuant to an indenture (the "Indenture") dated as of January 4, 1999 among the Company, and The Bank of New York, as trustee (the "Trustee"), registrar, paying agent and transfer agent.

                  Based upon and subject to the foregoing and consideration of applicable law, we are of the opinion that, subject to the limitations set forth therein, the discussion under the caption "Certain Tax Considerations -- United States" accurately describes the material United States federal income tax considerations relevant to the acquisition, ownership and disposition of the Exchange Notes in general and in the context of the Exchange Offer. The foregoing opinion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations (including proposed Regulations and temporary Regulations) promulgated thereunder, rulings, official pronouncements and judicial decisions, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or to different interpretations.






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                  We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to us in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, and the rules and regulations of the Commission promulgated thereunder.



                                        Very truly yours,


                                        /s/ Shearman & Sterling


LMB/KY